UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ANCHOR BANCORP
(Name of Registrant as Specified in Its Charter)

JOEL S. LAWSON IV
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Joel S. Lawson IV (“Mr. Lawson”) has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying GOLD proxy card to be used to solicit votes for his election to the Board of Directors of Anchor Bancorp, a Washington corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 7, 2015, Mr. Lawson issued the following press release:

JOEL LAWSON SENDS LETTER TO ANCHOR BANCORP STOCKHOLDERS

Stresses He is a Valid Director Candidate and the Board Should Waive Washington Residency Requirement

Urges Anchor Bancorp Stockholders to Vote on the GOLD Proxy Card Today to Elect Him as Independent, Highly-Qualified, Stockholder Representative on the Board

BERWYN, PA – October 7, 2015 – Joel Lawson, the beneficial owner of approximately 8.9% of the outstanding shares of  Anchor Bancorp (the “Company”) (NASDAQ:ANCB), today announced that he has delivered a letter to all stockholders of the Company setting the record straight regarding his valid director candidacy and the Board’s refusal to waive an unreasonable Washington residency requirement. Mr. Lawson stressed that stockholders’ vote matters and urged stockholders to elect him at the Annual Meeting to serve as an independent, highly-qualified direct stockholder representative on the Board of Directors of Anchor Bancorp.

The full text of the letter follows:

October 7, 2015

Dear Fellow Stockholders,

You will face an important decision on October 21, 2015 on whether to elect me, an independent direct stockholder representative, to the Board of Directors (the “Board”), or the status quo candidate, George Donovan, in this contested election that I am confident will have a significant impact on the future of Anchor Bancorp.  To help you understand the facts and inform your decision, I want to set the record straight.

My nomination as a director complies with all the nomination requirements of Anchor Bancorp.  There will be a vote and your vote will matter.  I am a valid nominee to serve on the Board, and yes, I can be elected a director of Anchor Bancorp.  My potential resignation required by the Company’s bylaws because I am a non-Washington resident can be rejected by the Board or the Board can change its bylaws at any time.  The Board is simply refusing to do so. If I am elected a director by the stockholders and the Board continues to refuse to waive the residency requirement, in my view, that would clearly mean that the Board is refusing to heed the stockholders’ will.  I am a significant stockholder, whose independence is not colored, and I have the experience and financial knowledge to be an excellent Board member.

If elected and seated, I would request not to serve on the Board’s loan committee.  I would focus my efforts on ALCO and executive compensation.  I do not believe being a Washington resident is of any benefit to being a member of those committees or to being a member of the Board generally.  This stockholder vote will also serve as a referendum on the reasonableness of the “residency requirement.”

Furthermore, I would propose a new committee be formed – a Special Committee to explore strategic alternatives, which could include a sale of the Company.  My interests are fully aligned with stockholders and my focus as a director if elected and seated would be on any and all paths which maximize stockholder returns and uphold my fiduciary responsibilities as a Board member.

Additionally, this vote regards the support for two different platforms.  The Company’s platform, which I believe to be a reliance on a disappointing status quo and an exclusion of certain options from ever being considered, or my platform which would call on the Board to look at all viable options, including proactively exploring a sale of the Company.

Anchor Bancorp’s market is a lower growth market which is overbanked and needs consolidation to raise returns to stockholders.  Anchor Bancorp’s current normalized ROAA is 0.30% to 0.40% and its current normalized ROAE is 1.8% to 2.4% (0.003 * 1 / 0.168 or 0.004 * 1 / 0.169), which is a huge distance to the Company’s 10% cost of capital.

Any bank holding company must be managed with a complete playbook of alternatives.  I do not believe this Board will consider the full spectrum of options, including a sale of the Company, to maximize stockholder returns.  In voting for me, you are weighing in, as a stockholder and owner, on this most important question of independence and commitment to prioritize stockholder value.

VOTE THE GOLD PROXY CARD TODAY FOR AN INDEPENDENT, HIGHLY-QUALIFIED STOCKHOLDER REPRESENTATIVE COMMITTED TO PRIORITIZING STOCKHOLDER VALUE

Vote to add direct shareholder representation at Anchor Bancorp by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or internet if you own through a bank or broker.  I urge stockholders to discard any proxy materials you receive from Anchor Bancorp and to vote only the GOLD proxy card.

If you have already voted management’s proxy card, you have every right to change your vote by executing the enclosed GOLD proxy card - only the latest dated proxy card returned will be counted.

Your vote is very important, regardless of how many or how few shares you own.  If you have any questions, or need assistance in voting your shares, please call my proxy solicitor, Laurel Hill Advisory Group, LLC, toll-free at (888) 742-1305.

Thank you,

Joel S. Lawson IV

Contact:

Joel S. Lawson IV
(610) 306-3123